Exhibit 99.1
American Banknote Corporation
410 Park Avenue
New York, New York  10022-4407


Contact:  Jean Marie Young
          Director   Investor Relations
          212-557-9100                     FOR IMMEDIATE RELEASE

American Banknote Announces Tender Offer For Its
10 3/8% Senior Notes Due June 1, 2002

NEW YORK, NY, August 27, 1998 -- American Banknote Corporation (formerly United States Banknote Corporation) (NYSE:ABN) today announced a cash tender offer ("Offer") for $70 million of its outstanding 10 3/8% Senior Notes due June 1, 2002 ("Notes"). The Offer consideration to be paid for each validly tendered
Note is 101% of the principal amount of the Notes, or $1,010 per $1,000 principal amount of the Notes plus accrued and unpaid interest. The Offer is being made in compliance with Section 5.15 of the indenture pursuant to which the Notes were issued ("Indenture").

The Offer will expire at 5:00 p.m., New York City time, on Friday, September 25, 1998, unless extended.

American Banknote will use a portion of the proceeds from the sale of its American Bank Note Holographics subsidiary to finance the purchase of the Notes. After giving full effect to the consummation of the Offer, the Company expects to reinvest the remaining excess proceeds in acquisitions or assets in accordance with the terms of the Indenture. To the extent the balance of any remaining excess proceeds are not reinvested, the Company will make an additional offer to purchase the Notes utilizing the uninvested funds pursuant to the Indenture.

Georgeson & Company Inc. is the Information Agent for the Offer. The Offer will be made pursuant to an Offer to Purchase and Letter of Transmittal, which more fully set forth the terms of the Offer. Additional information concerning the terms of the Offer, tendering Notes and conditions to the Offer as well as copies of the Offer to Purchase and related documents may be obtained from Georgeson & Company Inc., the Information Agent, at (212) 440-9800.

American Banknote Corporation is a leading global provider of secure transaction documents and systems in carefully selected markets along three major product groups: Transaction Cards & Systems, Printing Services & Document Management, and Security Printing Solutions. A combined strategy of operating along product lines and constant expansion of transaction activities worldwide reflects the rapidly changing field of electronic commerce.

This release contains forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q on file with the Securities and Exchange Commission.


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